Exhibit 99.01
OGE Energy names W. Bryan Buckler Chief Financial Officer
Buckler replaces Steve Merrill who will retire at end of 2020

OKLAHOMA CITY—OGE Energy Corp. (NYSE: OGE) today announced that it has named W. Bryan Buckler chief financial officer effective January 1, 2021. Buckler will replace Steve Merrill who is retiring after 13 years with the company, where he held several key leadership roles at Enogex, Enable and his current role of CFO at OGE, which he assumed in 2014.

“I’m pleased to appoint Bryan to this crucial role,” said OGE Energy Chairman, President and CEO Sean Trauschke. “His capital markets experience, specifically in the utility sector, will be invaluable. Bryan is a recognized financial leader who will continue to help grow and strengthen our company for many years to come. During his tenure, Steve has been a highly valued member of our leadership team and has played an important role in building the solid financial foundation we stand on today. I want to thank him for his service and wish him all the best in retirement."

Buckler, 48, joins OGE from Duke Energy Corporation, where he has served in various capacities since September 2006, most recently as Vice President, Investor Relations. Other roles at Duke include Financial Planning & Analysis Director, Director of Regulated Accounting and Assistant Treasurer and Director of Corporate Finance. Prior to joining Duke, Buckler served at Ernst and Young LLP for 11 years.

Buckler received a Bachelor of Business Administration, majoring in Accounting, graduating cum laude, from the University of Georgia. He has also completed leadership programs at UNC-Chapel Hill and California-Berkley. He holds an active license as a Certified Public Accountant and has been a Board Member of the American Leadership Forum since 2017.

About OGE

OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with approximately 865,000 customers in Oklahoma and western Arkansas. In addition, OGE holds a 25.5 percent limited partner interest and a 50 percent general partner interest of Enable Midstream, created by the merger of OGE's Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.